Execution Version

EMPLOYMENT AGREEMENT
This Employment Agreement is entered into by and between CHC Group Ltd. (the “Company”) and Karl S. Fessenden (“Executive”) on February 4, 2015.
WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), and Executive wishes to be employed by the Company and provide services in such capacities, upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:
1.Duties and Terms of Employment, etc.
(a)    Beginning on February 9, 2015 (the “Effective Date”), Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board.
(b)    As President and Chief Executive Officer of the Company, Executive shall have such duties and responsibilities typically associated with such positions. During Executive’s employment with the Company, Executive shall (i) devote his full working time, effort and attention to the business, operation and affairs of the Company and its subsidiaries; provided, however, that Executive may continue to serve as a member of civic or charitable boards or committees, so long as such service does not materially interfere with the discharge of Executive’s duties and obligations under this Agreement and may serve on boards of directors of other companies or enterprises with the prior written consent of the Board and (ii) faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform all duties that may be required of Executive by this Agreement, the Company’s policies and procedures, and such other duties and responsibilities as may be assigned to Executive from time to time, as well as the directives of the Board. During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the Board.
(c)    Executive will be employed by the Company on an “at-will” basis. This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice in accordance with the terms set forth herein. Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Cause.
(d)    The principal place of Executive’s employment for the Company shall be at the Company’s headquarters in Dallas, Texas or Houston, Texas, as approved by the Chairman of the Board, subject to customary business travel on the business of the Company and its subsidiaries.
2.    Compensation.
(a)    Annual Base Salary. While employed hereunder, Executive’s annual base salary shall be $775,000 (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be subject to review at least annually by the Compensation Committee of the Board (the “Compensation Committee”), and changes shall be made, if at all, in the Board’s sole discretion.
(b)    Annual Incentive. While employed hereunder, Executive shall be eligible to participate in the Senior Management Short-Term Incentive Plan, as in effect from time to time (the “STIP”), and thereunder shall have an annual target incentive opportunity equal to 100% of Executive’s Base Salary (the “Target Award”), upon Executive’s attainment of objectives to be determined by the Board (or the Compensation Committee), in its sole discretion, and shall have a maximum annual incentive opportunity equal to 250% of Executive’s Base Salary. The amount of Executive’s annual incentive award (the “Annual Award”), if any, shall be determined in the sole discretion of the Board (or the Compensation Committee), in accordance with the terms of the STIP. Notwithstanding the foregoing, (i) for fiscal year 2015, Executive’s Annual Award will be determined by multiplying the incentive award that would otherwise be paid to him under this Section 2(b) by a fraction, the numerator of which equals the number of days elapsed from the Effective Date to April 30, 2015, and the denominator of which is 365; provided that such amount will not be less than a correspondingly prorated portion of 50% of Executive’s Base Salary, and (y) for fiscal year 2016, the Annual Award will not be less than 50% of Executive’s Base Salary. The Annual Award shall be paid to Executive not later than two and a half (2.5) months following the fiscal year to which the performance relates. It shall be a condition to the payment of any Annual Award that Executive remain employed through the last day of the applicable fiscal year.
(c)    Signing Bonus. In addition to the Annual Award, Executive will be paid a cash bonus of $150,000 (the “Signing Bonus”) following the Effective Date and not later than March 31, 2015. The Signing Bonus shall be subject to repayment if Executive resigns (other than in a Resignation for Good Reason) or Executive’s employment is terminated by the Company for Cause prior to the two (2) year anniversary of the Effective Date. To the extent permitted by applicable law, the Company may offset any amounts owed by the Executive pursuant to this Section 2(c) against any amounts payable to Executive by the Company at the time that any such repayment is due and owing.
(d)    Stock Option Grant. As soon as practicable following the Effective Date, but no later than ninety (90) days thereafter, Executive will be granted non-qualified options to purchase 2,000,000 Ordinary Shares (the “Options”) under the CHC Group Ltd. 2013 Omnibus Incentive Plan, as amended (the “Equity Plan”), subject to the Company’s receipt of any shareholder approval necessary to increase the number of Ordinary Shares available for issuance under the Equity Plan (it being understood that the Company shall not be obligated to seek shareholder approval of this increase prior to the next annual shareholder meeting). The Options will vest in five (5) annual installments at a rate of one-fifth (1/5th) per year on each of the first five anniversaries of the Effective Date, subject to Executive’s continuous employment with the Company through the applicable vesting date. The exercise price per Ordinary Share covered by the Options will not be less than the Fair Market Value of an Ordinary Share on the grant date of the Options (i.e., the closing price of an Ordinary Share on the New York Stock Exchange on the grant date of the Options or, if the grant date is not a trading day, on the trading day immediately preceding the grant date of the Options). The Options shall be subject to such other terms and conditions as are set forth in the Equity Plan and applicable Option Agreement, substantially in the form attached hereto as Exhibit B (the “Option Agreement”).
(e)    Benefits/Perquisites. While employed hereunder, Executive will be eligible to participate in all of the employee benefits, benefit plans and perquisites that the Company generally makes available to its full-time employees and executives and for which Executive is eligible in accordance with the Company’s policies as in effect from time to time. These benefits and perquisites are subject to the terms, conditions, and eligibility requirements that govern or apply to them. Executive shall be entitled to four (4) weeks of vacation per calendar year.
(f)    Reimbursement of Expenses.
(i)    Business Expenses. While employed hereunder, the Company shall reimburse Executive for reasonable and appropriate business expenses incurred in connection with Executive’s duties and in accordance with the Company’s generally applicable policies.
(ii)    Relocation Expenses. The Company shall reimburse Executive for the reasonable fees and expenses incurred in connection with the relocation of Executive and his family to the metropolitan area of Dallas, Texas or Houston, Texas, as the case may be, in connection with Executive’s employment under this Agreement in accordance with the Company’s relocation policy as then in effect applicable to its senior executives (it being understood that only one relocation will be reimbursed hereunder). In addition, in the event that Executive elects to sells his personal residence in Marietta, Georgia (the “Georgia Home”) prior to December 31, 2016 and the price paid to him in such sale (net of taxes and brokerage commissions) (the “Net Sale Price”) is less than the sum of the purchase price of the residence plus any reasonably documented capital improvements (the “Adjusted Purchase Price”), the Company shall pay to Executive a payment equal to the difference between the Adjusted Purchase Price and the Net Sale Price (the “Home Sale Payment”), up to a maximum reimbursement amount of $100,000. The Home Sale Payment shall be reimbursed by December 31, 2015 if Executive sells the Georgia Home and provides written notice and evidence to the Company on or before November 30, 2015, or on a date within thirty (30) days following the date of sale and written notice and evidence to the Company if Executive sells the Georgia Home after November 30, 2015 and on or before December 31, 2016. The Home Sale Payment shall be subject to repayment if Executive resigns (other than in a Resignation for Good Reason) or Executive’s employment is terminated by the Company for Cause prior to the two (2) year anniversary of the Effective Date. To the extent permitted by applicable law, the Company may offset any amounts owed by the Executive pursuant to this Section 2(f)(ii) against any amounts payable to Executive by the Company at the time that any such repayment is due and owing.
3.    Severance Benefits Upon a Qualifying Termination. Following Executive’s termination of employment under circumstances that constitute a Qualifying Termination (i.e., Involuntary Termination without Cause or Resignation for Good Reason), subject to (x) Executive’s execution, delivery and non-revocation of a full release of all claims on a form acceptable to the Company, substantially in the form attached as Exhibit A hereto, on or prior to the sixtieth (60th) day following the Termination Date and (y) compliance with the restrictive covenants by which he is bound (including in Section 5 and in any other agreements with the Company), the Company shall provide Executive, in addition to the Accrued Amounts:
(i)    The sum of (1) Base Salary, at the rate in effect at the effective time of termination, and (2) the Target Award, payable in equal installments over twelve (12) months following the Termination Date on the Company’s regular payroll dates, except that the first four installment payments shall be paid in a lump sum (without interest) on the first regularly-scheduled payroll date occurring after the sixtieth (60th) day following the Termination Date; and
(ii)    Continued medical, dental and vision coverage, as applicable, for a period of eighteen (18) months following the Termination Date, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives of the Company for such coverage at that time. In order to facilitate such coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). In the event Executive’s employment is terminated and Executive obtains alternative employment and is provided medical coverage in connection therewith, the coverage the Company provides pursuant to this Section 3(ii) shall be secondary to the coverage provided in connection with the alternative employment.
Following Executive’s termination of employment due to a Qualifying Termination, except as set forth in this Section 3, Executive shall have no further rights to any compensation or any other benefits under this Agreement. Any Options held by Executive on the Termination Date shall be subject to the terms and conditions of the Option Agreement and the Equity Plan. Subject to Executive’s execution, delivery and non-revocation of the release required by this Section 3, the Company will execute and deliver a release of claims against Executive, substantially in the form attached as Exhibit A hereto, no later than ten (10) days after expiration of the applicable revocation period.
4.    Return of Company Property. Not later than the date upon which Executive’s employment terminates for any reason, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company and its Affiliates that Executive has in Executive’s possession or control, including but are not limited to, all files, correspondence, email, equipment (including, but not limited to, computers, smartphones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company and its Affiliates (and all reproductions thereof in whole or in part).
5.    Cooperation and Continued Compliance with Confidentiality Agreements and Restrictive Covenants. From and after the date upon which Executive’s employment terminates for any reason, Executive shall (i) continue to abide by all of the terms and provisions of the restrictive covenants, the confidentiality agreements and any other comparable agreements that are part of this Agreement, and (ii) cooperate fully with the Company and its Affiliates in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company or any of its Affiliates (including any period of employment with an entity acquired by the Company or any of its Affiliates). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company or any of its affiliates, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony; provided that in the event such cooperation requires more than a de minimis amount of Executive’s time and attention, Executive shall be paid a per diem amount, as agreed to by the parties. Executive acknowledges and agrees that Executive’s obligations under this Section 5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. For purposes of this Section 5, any reference to “CHC” shall mean the Company and its Affiliates and subsidiaries.
(a)    Non-Competition. Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of CHC’s global helicopter services and other businesses carried on by CHC and the manner in which such businesses are conducted. It is the express intent and agreement of Executive and CHC that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of CHC whether during the currency of his employment by CHC or at any time following the termination of his employment with CHC.
(i)    Executive covenants and agrees with CHC that Executive will not, without the prior written consent of CHC, at any time within a period of twelve (12) months following the termination of Executive's employment for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business of supplying global, national or local helicopter (including helicopter maintenance) services.
(ii)    Executive shall not, for a period of twelve (12) months after the termination of employment for any reason, without the prior written consent of CHC, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:
(A)    any person who is employed by CHC or any affiliated company to leave such employment, or
(B)    any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of Executive’s employment with CHC or any predecessor of CHC, been a customer of CHC, an affiliated company, or of any of their respective predecessors, provided that this Section 5(a)(ii)(B) shall not prohibit Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by CHC, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with CHC or any affiliated company.
(iii)    Executive understands and agrees that CHC has a material interest in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, Executive agrees that the restrictions and covenants contained in this Section 5 are reasonably required for the protection of CHC and its goodwill and that his agreement to same by his execution of this Agreement are of the essence to this Agreement and constitute a material inducement to CHC to enter into this Agreement and to employ Executive, and that CHC would not enter into this Agreement absent such an inducement.
(b)    In the event the Company believes or asserts that Executive is violating any of the restrictive covenants contained in this Section 5, prior to initiating any legal proceeding (i.e. arbitration, lawsuit, etc.), the Company must first provide to Executive notice of the alleged breach and ten (10) days from the date of Executive’s receipt of said notice to cure the breach, but only if, in the Board’s reasonable good faith determination, such breach can be reasonably expected to be able to be cured within such period. Subject to the foregoing, such notice and opportunity to cure the breach is a condition precedent to initiating a legal proceeding.
(c)    The parties recognize that a breach by Executive of any of the covenants herein contained would result in damages to CHC and that CHC could not adequately be compensated for such damages by monetary award. Accordingly, Executive agrees that in the event of any such breach and following any applicable notice and cure period provided herein, in addition to all other remedies available at law or in equity, CHC shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.
(d)    The parties further agree that a breach by Executive of any of the covenants contained in this Section 5, subject to any applicable notice and cure period provided herein, will nullify and make void the obligation that CHC has to make the payments referred to above, and where such payments have already been made, Executive agrees to reimburse CHC the amount paid. Where Executive fails to reimburse CHC, the amount paid to Executive shall be a debt due and owing from Executive to CHC. The parties agree that all restrictions in Section 5 are necessary and fundamental to the protection of the business of CHC and are reasonable and valid, and all defenses to the strict enforcement thereof by CHC are hereby waived by Executive.
(e)    Confidential Information. Executive acknowledges that, by reason of Executive’s employment with CHC, Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire.
(i)    The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:
(A)    any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;
(B)    the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;
(C)    any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;
(D)    any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;
(E)    financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and
(F)    any information relating to the present or proposed business of CHC.
(ii)    Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC. Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Executive or disclosed to Executive as a result of or in connection with Executive’s association with CHC. Executive agrees that, both during the term of this Agreement and after the termination of Executive’s employment with CHC, Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.
(iii)    Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.
(iv)    For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.
(v)    Executive agrees that documents, copies, records and other property or materials made or received by Executive that pertain to the business and affairs of CHC, including all Confidential Information which is in Executive’s possession or under Executive’s control are the property of CHC and that Executive will return same and any copies of same to CHC immediately upon termination of this Agreement or at any time upon the request of CHC. Notwithstanding the foregoing terms of this Section 5, Executive shall be permitted to retain copies of this Agreement, and any documentation related to his compensation, benefits and equity rights arising under or contemplated by this Agreement.
(f)    Assignment of Inventions. Any new technology, knowledge or information developed by Executive related to the business of CHC during the term of this Agreement shall be the exclusive property of CHC to the extent that such technology, knowledge or information is owned by Executive.
(i)    Executive acknowledges that all Confidential Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with CHC pursuant to this Agreement or any previous employment agreements or arrangements between Executive and CHC, whether or not conceived, developed, reduced to practice or made during Executive’s regular working hours or on the premises of CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of CHC and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to CHC. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and CHC will be considered the author thereof.
(ii)    Executive shall disclose promptly to CHC, its successors or assigns, any Inventions.
(iii)    Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to CHC or its nominee.
(iv)    Whenever requested to do so by CHC, Executive shall execute any and all applications, assignments or other instruments which CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect CHC’s interest in the Inventions and shall assist CHC in every proper way (entirely at CHC’s expense, including reimbursement to Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.
(v)    Executive hereby waives for the benefit of CHC and its successors and assigns any and all moral rights in respect of any Inventions.
6.    Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive from the Company under this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by Executive on a net after-tax basis is greater than what would be received by Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of the Options; and (C) reduction of other benefits paid to Executive. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of a transaction that results in Payments shall make all determinations required to be made under this Section 6. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
7.    Mitigation/Set off. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement (other than continued medical coverage under Section 3(ii)) be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Qualifying Termination. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.
8.    Application of Section 409A.
(a)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable under Section 3 unless Executive’s termination of employment constitutes a “separation from service” with the Company and its affiliates within the meaning of Section 409A of the Code, Treasury Regulations and other guidance promulgated thereunder and any such amount shall not be paid, or in the case of installments, commence payment, until the first payroll period following the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the first payroll period following the sixtieth (60th) day after Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(b)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this subsection shall be paid in a lump sum to Executive (without interest), and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(c)    Expense Reimbursements. To the extent that any reimbursement payable pursuant to this Agreement is subject to the provisions of Section 409A of the Code, any such reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
9.    Other Terminations; Board and Committee Resignations. Upon any other termination of employment of Executive not covered by Section 3, the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company (other than any severance plan or policy) as to which Executive held vested rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (clauses (i), (ii) and (iii), collectively, the “Accrued Amounts”).
The Company agrees to use commercially reasonable efforts to procure and maintain one or more insurance policies such that upon the death of Executive, or a determination of Executive’s total and permanent disability (as defined in the Company’s group long-term disability plan) prior to any other termination of employment, Executive (or Executive’s designated beneficiary, as applicable) shall be eligible to receive benefits, in accordance with the terms and conditions of such policies, equivalent to the amount of cash severance benefits Executive would have received upon a Qualifying Termination.
Upon termination of Executive’s employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (or any similar governing body) (and any committees thereof) of any of the Company’s affiliates.
10.    Definitions. Unless otherwise provided, the terms below are defined as follows for purposes of this Agreement:
(a)    “Affiliate” has the meaning given in the Equity Plan.
(b)    “Cause” means Executive’s: (i) commission of a felony, (ii) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any Affiliate of the Company or any subsidiary; (iii) breach of any of Executive’s obligations under any agreement to which Executive and the Company or any subsidiary are a party; (iv) willful and continued failure to substantially perform the duties and responsibilities of Executive’s position, (v) commission of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations) and (vi) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or any of its affiliates or subsidiaries. With respect to clauses (iii) and (iv), Executive will be given notice and a ten (10)-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period. The determination as to whether “Cause” has occurred shall be made by the Board (except that Executive shall take no part in any such determination), which shall have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” A termination for Cause shall be deemed to include a determination following Executive’s termination of employment for any reason that circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Fair Market Value” has the meaning given in the Equity Plan.
(e)    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.
(f)    “Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company (and any shares or other securities into which such Ordinary Shares may be converted or into which they may be exchanged).
(g)    “Qualifying Termination” means an “Involuntary Termination Without Cause” or a “Resignation for Good Reason,” provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
(h)    “Resignation for Good Reason” means Executive’s resignation from all positions Executive then holds with the Company and its subsidiaries within sixty (60) days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:
(i)    A decrease in Executive’s Base Salary and target bonus opportunity of more than 10% (i.e., a material reduction in Executive’s base compensation), other than in connection with a comparable decrease in compensation for all executives of the Company;
(ii)    Executive’s duties or responsibilities are materially diminished;
(iii)    A relocation of Executive’s primary work location by more than fifty (50) miles from the metropolitan area of either Dallas, Texas or Houston, Texas, but not from Dallas to Houston or vice versa; or
(iv)    The failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets of the Company to materially assume and materially agree to perform under the terms of this Agreement.
(i)    “Termination Date” means the effective date of a Qualifying Termination.
11.    Executive’s Representation. Executive hereby represents and warrants to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including, without limitation, any covenants, agreements or restrictions arising out of Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by Executive’s performance of his duties hereunder. Executive agrees to maintain the confidentiality of any information of a prior employer during his employment with the Company. The Company shall promptly reimburse Executive for all reasonable legal expenses incurred by him in the course of reviewing and negotiating the terms of this Agreement, up to a maximum reimbursement amount of $15,000, subject to the Company’s requirements with respect to documentation of such expenses. Executive shall submit invoices for such legal fees within thirty (30) days of the Effective Date, and the Company shall reimburse Executive within thirty (30) days of receipt of the invoices from Executive.
12.    General Provisions.
(a)    Tax Withholding. All payments to Executive under this Agreement shall be subject to applicable withholding for federal, state and local income, employment and other applicable taxes.
(b)    Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
(c)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
(d)    Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
(e)    Complete Agreement; Amendment or Termination. This Agreement and the Option Agreement constitute the entire agreement between Executive and the Company as to the terms and conditions of his employment and supersede any prior agreements or understandings (including oral agreements) between Executive, the Company and any of its Affiliates. This Agreement may be amended or terminated only by written agreement of the Company and Executive.
(f)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company (and its successors); provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company.
(g)    Choice of Law. This Agreement will be governed by the law of the State of Delaware, without regard for any conflict of law principles. Further, the parties consent to the jurisdiction of the state and federal courts of the State of Delaware for all purposes of the restrictive covenants contained in Section 5. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which Executive or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.
(h)    Arbitration. Except as otherwise provided herein or in any agreement which contains restrictive covenants by which Executive is bound, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in the State of New York or another location mutually agreed by Executive and the Company. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). EXECUTIVE AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH EXECUTIVE AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For the avoidance of doubt, any matters related to the restrictive covenants contained in Section 5 shall not be subject to arbitration.
(i)    Other Matters. Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the stockholders, directors, officers, Affiliates, representatives, agents or lenders of or to the Company will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.
(j)    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

CHC GROUP, LTD. /s/ M. J. O’Neill By: M. J. O’Neill Title: SVP, Chief Legal Officer Date: 2/4/15	EXECUTIVE /s/ Karl S. Fessenden Name: Karl S. Fessenden Date: 2/4/15

EXHIBIT A
FORM OF MUTUAL RELEASE

Certain capitalized terms used in this Release are as defined in the Employment Agreement by and between CHC Group Ltd. (the “Company” and, together with its subsidiaries, the “Company Group”) and Karl S. Fessenden (“Fessenden”), entered into on February 4, 2015 (the “Agreement”) which I have executed and of which this Release is a part.
I hereby confirm my obligations under the agreements regarding confidentiality that I have signed, and the restrictive covenants as contained in the Agreement or any other agreement between me and the Company.
I, Karl S. Fessenden, on behalf of myself and my heirs, executors, administrators and assigns hereby release, acquit, forever discharge (i) the Company Group, (ii) Clayton, Dubilier & Rice, LLC and First Reserve Management L.P. and the investment vehicles which are directly or indirectly managed by either Clayton, Dubilier & Rice, LLC or First Reserve Management L.P., and those entities which hold a direct and/or indirect interest in the Company and which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, (iii) the officers, directors, agents, servants, executives, employees, members and stockholders or equity holders of any of the foregoing, (iv) the predecessors, successors, and assigns of any of the foregoing (both individually and in their official capacities) and (v) any and all employee pension benefit or welfare benefit plans of the Company Group (all of the foregoing, collectively, the “Company Released Parties”) from any and all covenants, contracts, claims, charges, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company Group) I ever had, now have or may hereafter have against any Company Released Party, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to:
(A)    all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and
(B)    claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, breach of the implied covenant of good faith and fair dealing, libel, slander, invasion of privacy, or violation of any common law duty owed to me;
provided, however, that nothing in this Release shall be construed in any way to:
(1)    release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law;
(2)    release any claim by me against the Company under the Older Workers Benefit Protection Act relating to the validity or enforceability of this Release;
(3)    release any claim by me based upon events that occur after the Separation Date; or
(4)    prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency, or to participate in an investigation or proceeding conducted by the EEOC or other such agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief in any proceeding under ADEA or other civil rights statute or if such an agency were to pursue any claims relating to my employment with the Company).
I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this Release.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
I have been given twenty-one (21) days to review this Release and have been given the opportunity to consult with legal counsel, and I am signing this Release knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance payments and benefits provided for herein for the purpose of making full and final settlement of all claims referred to above. If I have signed this Release prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing this Release to revoke it, and that this Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution. If I elect to revoke this Release during the revocation period, this Release shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective.
I agree that I will not make any statements, directly or indirectly, to any third party that are intended to, or could reasonably be expected to, damage the business or reputation of any Company Released Party. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
EXECUTIVE:

Signature

Printed Name
Date:
Except for (i) any claim that Fessenden has breached the confidentiality and restrictive covenant obligations contained in the Agreement or any other agreements between Fessenden and the Company and (ii) any claim that Fessenden has committed a crime or engaged in acts or omissions to act constituting fraud or other willful misconduct, the Company hereby releases, acquits and forever discharges Fessenden from any and all covenants, contracts, claims, charges, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification the Company may have as a result of any third party action against the Company based on Fessenden’s employment with the Company Group) the Company ever had, now has or may hereafter have against Fessenden, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date the Company executes this Release.
CHC Group Ltd.

Signature

Printed Name
________________________
Title

Date:
EXHIBIT B
FORM OF OPTION AGREEMENT

Employee Stock Option Agreement
This Employee Stock Option Agreement (the “Agreement”), dated as of _____ __, 2015, by and between CHC Group Ltd., an exempted company with limited liability under the laws of the Cayman Islands with registered number 213521 (the “Company”), and the Employee whose name is set forth on the signature page hereof, is being entered into pursuant to the CHC Group Ltd. 2013 Omnibus Incentive Plan (as it may be amended, the “Plan”).
The Company and the Employee hereby agree as follows:
Section 1.Grant of Options
(a)Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date set forth on the signature page hereof (the “Grant Date”), its grant to the Employee of the number of options to purchase Ordinary Shares as set forth on the signature page hereof (the “Options”). The Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan or any other agreement between the Employee and the Company (including the Employment Agreement), the terms of this Agreement shall govern.
(b)Option Price. The Option Price for each Ordinary Share covered by the Options is the price set forth on the signature page hereof, which shall not be less than the Fair Market Value of such Ordinary Share as of the Grant Date (i.e., the closing price of an Ordinary Share on the New York Stock Exchange on the grant date of the Options or, if the grant date is not a trading day, on the trading day immediately preceding the grant date of the Options).
Section 2.Vesting
(a)    Vesting. Except as otherwise provided in Section 2(b) or (c), the Options shall become vested in five (5) equal annual installments on each of the first (1st) through fifth (5th) anniversaries of the Effective Date, subject to the continuous Employment of the Employee with the Company until the applicable vesting date; provided that if the Employee’s Employment with the Company is terminated by reason of the Employee’s death or Disability (a “Special Termination”), any unvested Options then held by the Employee shall vest as of the effective date of such termination.
(b)    Qualifying Change in Control Termination. In the event of a Qualifying Change in Control occurring after the date hereof and, within the one (1) year period immediately thereafter, the Employee’s Employment is terminated in a Qualifying Termination (“CIC Termination”), one-fifth (1/5th) of the Options (to the extent then unvested) shall automatically vest upon the effective date of Executive’s termination of employment.
(c)    Discretionary Acceleration. The Committee, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.
(d)    Shareholder Approval. Notwithstanding any provision herein or in the Plan, the Options shall not vest and may not be exercised, in whole or in part, prior to the Company shareholders’ approval, in accordance with the requirements of the New York Stock Exchange (the “Shareholder Approval”), of an amendment to the Plan (the “Plan Amendment”) increasing the number of Ordinary Shares available for grant under the Plan to a sufficient number as to cover all of the Ordinary Shares subject to the Options granted under this Agreement and the Options to be granted to other executives or employees of the Company in 2015, as determined by the Committee, and the maximum number of options to purchase Ordinary Shares that may be granted to the Employee under the Plan in any fiscal year of the Company. The Company shall use its commercially reasonable efforts to obtain the Shareholder Approval. In the event that the Shareholder Approval is not obtained at or prior to the Company’s 2015 annual meeting of shareholders, all the Options shall immediately terminate.
(e)    No Other Accelerated Vesting or Exercisability. The vesting and exercisability provisions set forth in this Section 2 or in Section 3 shall be the exclusive vesting and exercisability provisions applicable to the Options and shall supersede any other provisions relating to vesting and exercisability (whether in the Plan or elsewhere), unless such other such provision expressly refers to this Agreement by name and date.
Section 3.Exercisability.
(a)    Exercise. Subject to Section 3(b), once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 4. Options may only be exercised with respect to whole Ordinary Shares and must be exercised in accordance with Section 5.
(b)    Right to Exercise. Unless otherwise permitted by the Committee, a vested Option may not be exercised until the first to occur of:
(i)    the fifth (5th) anniversary of the Grant Date;
(ii)    the effective date of the Employee’s termination without Cause;
(iii)    if the Employee resigns upon or after the age of 65, the effective date of such resignation; and
(iv)    the effective date of the Employee’s Special Termination
Notwithstanding the foregoing, as of any date prior to the termination of the Options pursuant to Section 4, the restriction on exercisability set forth in this Section 3(b) shall lapse with respect to a number of Options (less the number of Options, if any, already exercisable pursuant to this Section 3(b) as of such date) that is equal to the product of (x) the Options multiplied by (y) the Investor Transfer Percentage (it being understood, for the avoidance of doubt, that this paragraph shall not by itself accelerate the vesting of any unvested Options).
(c)    Other Restrictions on Exercise. Notwithstanding any other provision of this Agreement or the Plan, the Options may not be exercised in whole or in part, (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Ordinary Shares by exercise of the Options shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or such Ordinary Shares shall have been registered under such laws, (C) at any time that exercise of the Option would violate the Company’s insider trading policy and unless, if applicable, the Employee has obtained pre-trading clearance for the exercise and (D) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.
Section 4.Termination of Options
(a)    Normal Termination Date. Unless earlier terminated pursuant to Section 4(b), the Options shall terminate on the tenth (10th) anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.
(b)    Early Termination.
(i)Unvested Options. If the Employee’s Employment with the Company terminates for any reason (other than a Special Termination or CIC Termination), any Options held by the Employee that have not vested before the effective date of such termination of Employment shall terminate immediately upon such termination of Employment.
(ii)Termination for Cause. If the Employee’s Employment is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination.
(iii)Vested Options. Subject to Sections 3(b) and 4(b)(iv), all vested Options held by the Employee following the effective date of a termination of Employment shall remain exercisable until the first to occur (the “Option Period”) of:
(A)    in the case of a Special Termination or resignation upon or after the age of 65, 180 days after the effective date of such termination;
(B)    in the case of a CIC Termination, one (1) year after the effective date of such termination;
(C)    in the case of any other termination of Employment (other than a termination for Cause), 90 days after the effective date of termination;
(D)    the cancellation of Options in a Qualifying Change in Control, if determined by the Committee in accordance with the Plan; and
(E)    the Normal Termination Date,
and, if not exercised within such period, the Options shall automatically terminate upon the expiration of such period.
(iv)Coordination of Exercise Rights with Post-Termination Periods. If the Employee resigns (other than upon or after the age of 65) and on the first date of the Option Period, any of the vested Options are not exercisable solely due to the exercise restrictions contained in Section 3(b), such vested Options will not terminate until the earlier of (x) 90 days following the first date immediately following the lapse of such exercise restrictions in respect of those Options and (y) the Normal Termination Date.
Section 5.Manner of Exercise
(a)    General. Subject to such reasonable administrative regulations as the Committee may adopt from time to time, the exercise of vested Options by the Employee, to the extent permitted by Section 3(b) and the other provisions of this Agreement, shall be effected pursuant to procedures contained in the Plan and such other procedures established by the Committee from time to time and shall include the Employee specifying in writing the proposed date on which the Employee desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different requirements as may be specified by the Committee. Unless otherwise determined by the Committee, on or before the Exercise Date, the Employee shall deliver to the Company full payment for the Exercise Shares (x) in United States dollars in cash, or cash equivalents satisfactory to the Company or Ordinary Shares valued at the Fair Market Value at the time the Options are exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Ordinary Shares in lieu of actual delivery of such shares to the Company), or any combination thereof (provided, that such Ordinary Shares are not subject to any pledge or other security interest), in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, (y) so long as there is a public market for the Ordinary Shares at such time, by means of a broker assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Ordinary Shares otherwise issuable upon the exercise of the vested Options and to deliver promptly to the Company an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or (z) with the Committee’s approval, by a “net exercise” procedure effected by withholding the minimum number of Ordinary Shares otherwise issuable in respect of the Options having an aggregate Fair Market Value at such time that is needed to pay the Exercise price plus any required withholding taxes or other similar taxes, charges or fees. The Committee may require the Employee to furnish or execute such other documents as the Committee shall reasonably deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.
Section 6.Certain Definitions. As used in this Agreement, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:
“Agreement” means this Employee Stock Option Agreement, as amended from time to time in accordance with the terms hereof.
“Company” means CHC Group Ltd., provided that for purposes of determining the status of Employee’s Employment with the “Company,” such term shall include the Company and/or any of its Subsidiaries that employ the Employee.
“Effective Date” has the meaning given in the Employment Agreement.
“Employee” means the grantee of the Options, whose name is set forth on the signature page hereof; provided that for purposes of Section 5 and Section 7, following such person’s death “Employee” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Employee” shall be deemed to include such person’s legal representative.
“Employment” means (i) the Employee’s employment if the Employee is an employee of the Company or any of its Subsidiaries or (ii) the Employee’s services as a consultant, if the Employee is a consultant to the Company or any of its Subsidiaries.
“Employment Agreement” means the Employment Agreement, dated February 4, 2015, between the Employee and the Company, including any exhibits thereto (as amended from time to time in accordance with its terms).
“Grant Date” has the meaning given in Section 1(a), which is the date on which the Options are granted to the Employee.
“Grant Date Investor Shares” means the aggregate Investor Shares beneficially owned by the Investor as of the Grant Date.
“Investor” means CD&R CHC Holdings, L.P.
“Investor Shares” means, as of any particular date, the number of Ordinary Shares then beneficially owned by the Investor or any of its Affiliates, calculating all Preferred Shares then beneficially owned by the Investor and its Affiliates on an as-converted basis.
“Investor Transactions” means the transactions contemplated by the Investment Agreement, dated August 21, 2014, by and among the Company and Affiliates of Investor, including, without limitation, the acquisition of the Preferred Shares at each of the Closings (as defined therein) and issuance of dividends on Preferred Shares, and the voting arrangements provided under the Post-Closing Voting Agreement, dated as of October 30, 2014, by and between the Investor and 6922767 Holding (Cayman) Inc., as it may be amended from time to time in accordance with its terms.
“Investor Transfer Percentage” means, as of any particular date, the quotient equal to (i) the number of Grant Date Investor Shares sold by Investor prior to such date divided by (ii) the number of Grant Date Investor Shares.
“Option” means the right granted to the Employee hereunder to purchase one Ordinary Share for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.
“Option Price” means, with respect to each Ordinary Share covered by an Option, the purchase price specified in Section 1(b) for which the Employee may purchase such Ordinary Share upon exercise of an Option.
“Plan” means the CHC Group Ltd. 2013 Omnibus Incentive Plan, as amended from time to time in accordance with its terms.
“Preferred Shares” means shares of convertible preferred shares of the Company.
“Qualifying Change in Control” means a Change in Control immediately following which more than 50% of the total voting power of the Company (or, in the case of a Business Combination, the entity resulting from the Business Combination) is beneficially owned by any Person, other than Investor, 6922767 Holding (Cayman) Inc. or their respective Affiliates; provided that, for purposes of determining whether a Change in Control has occurred, beneficial ownership of any “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) shall be calculated without taking into account the beneficial ownership of Investor, 6922767 Holding (Cayman) Inc. and their respective Affiliates. For the avoidance of doubt, none of the Investor Transactions shall constitute or be deemed to constitute a Change in Control.
“Qualifying Termination” has the meaning given in the Employment Agreement.
Section 7.Miscellaneous.
(a)    Withholding. The Company or one of its Subsidiaries shall require the Employee to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.
(b)    No Rights as Stockholder; No Voting Rights. The Employee shall have no rights as a stockholder of the Company with respect to any Ordinary Shares covered by the Options until the exercise of the Options and delivery of the Exercise Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the Exercise Shares.
(c)    Legend on Certificates. Subject to applicable law, the certificates, if any, representing Exercise Shares shall be subject to such stop transfer orders and other contractual restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Ordinary Shares are listed or quoted or market to which the Ordinary Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Articles, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such contractual restrictions.
(d)    No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the service of the Company or any of its Affiliates, or to interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate such Employment at any time.
(e)    Non-Transferability of Options. The Options may be exercised only by the Employee, or, following the Employee’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or with the Company’s consent.
(f)        Forfeiture of Awards. The Options granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Detrimental Activity) as may be adopted by the Committee or the Board from time to time and communicated to the Employee, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan. Without limiting the foregoing, in the event that the Employee materially breaches any of the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement, then all Options shall then be forfeited and the Employee shall be required (in addition to any other remedy available (on a non-exclusive basis)) to pay to the Company, within ten (10) business days following the first date on which the Employee first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Employee received upon the sale or other disposition of, or distributions or dividends in respect of, the Options or any Exercise Shares over (B) the aggregate cost of such Options or Exercise Shares (which, in the case of Exercise Shares shall be the Exercise Price); provided that, in order to exercise the remedies in this sentence, the Company must first provide to the Employee notice of the alleged breach and ten (10) days from the date of the Employee’s receipt of said notice to cure the breach, but only if, in the Board’s reasonable good faith determination, such breach can be reasonably expected to be able to be cured within such period.
(g)    Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, this Agreement and the Options via the Company website or other electronic delivery.
(h)    Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(i)        Waiver; Amendment.
(i)    Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.
(ii)    Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.
(j)        Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.
(k)    Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(l)        Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 7(l).
(m)    Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(n)    Counterparts. This Agreement may be signed in counterparts (including via facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(o)    Section 409A. It is intended that the payments and benefits set forth in this Agreement are, to the greatest extent possible, exempt from the application of Section 409A and this Agreement shall be construed and interpreted accordingly. To the extent any payment or benefit set forth in this Agreement is subject to section 409A, the terms of section 8 of the Employment Agreement shall apply to this Agreement.
[Remainder of this page intentionally left blank]
IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.
CHC GROUP LTD.
By:
    Name:
    Title:

EMPLOYEE

Name: Karl S. Fessenden

Grant Date:
Options granted hereby:
Option Price: